Exhibit 99.1
                                                                    ------------

4445 Lake Forest Drive, Cincinnati, OH  45242       [Crown Vantage Logo omitted]


News Release                                                    Printing,
                                                                Publishing, and
                                                                Specialty Papers
--------------------------------------------------------------------------------

For Immediate Release

For Further Information Contact:

At the Company:
Kent Bates           513-588-1716

--------------------------------------------------------------------------------


            Crown Vantage Files Motion to Sell St. Francisville Mill
                           and Certain Related Assets


CINCINNATI, April 4, 2001 -- Crown Vantage Inc. (OTC Bulletin Board: CVANQ - news) and its wholly owned subsidiary Crown Paper Co. (collectively, "Crown") announced today that they have filed a motion with the United States Bankruptcy Court in Oakland, California (the "Bankruptcy Court") seeking approval of a sale of their integrated mill located in St. Francisville, Louisiana and certain related assets to either CV Paper LLC ("CV Paper"), a newly formed entity created by certain of Crown's existing bank lenders, or to any party with a higher or better offer.

The terms of the proposed sale to CV Paper contemplate that the consideration for the acquisition of the assets to be purchased include $85 million in cash to satisfy in full all outstanding amounts under its Debtor-in-Possession loan facility, the extinguishment of $147 million in outstanding creditor claims, the issuance of certain subordinated notes in the aggregate principal amount of $27 million, approximately $3.9 million in deferred cash payments dedicated to the payment of tax claims against the estate and $10 million to fund retiree medical expenses on a modified basis for the next 10 years. The proposed agreement with CV Paper also provides that CV Paper will provide $15 million in cash and approximately $6 million in a one-year note to fund a chapter 11 plan, in exchange for certain guaranteed distributions under the plan. In addition, CV Paper would agree to assume certain Crown liabilities.

                                                                    Exhibit 99.1


The proposed sale to CV Paper, structured as a sale of assets under Section 363 of the Bankruptcy Code, is subject to the receipt of higher and better offers, to Bankruptcy Court approval and certain other customary conditions. Pursuant to an order of the Bankruptcy Court, any competing offers must be submitted prior to April 20, 2001. A hearing before the Bankruptcy Court is scheduled for April 27, 2001, which hearing may be adjourned from time to time by the Bankruptcy Court.

Crown Vantage and Crown Paper filed for Chapter 11 on March 15, 2000. Pursuant to the Bankruptcy Code, they have continued to manage and possess all of their properties not otherwise sold or abandoned.

Crown Vantage is a leading manufacturer of value-added papers for printing, publishing and specialty packaging. The Company's diverse products are tailored for the special needs of target markets. End users include specialty magazines and catalogs, financial printing and corporate communications, packaging and product labels and coffer filters. For more information, visit www.crownvantage.com.

Safe Harbor Statement: This news release contains certain forward-looking statements concerning Crown Vantage's positioning for the future. As required by the Private Securities Litigation Reform Act of 1995, the company advises that forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated or inferred. These include but are not limited to the inability to receive court approval and the inability to successfully emerge from bankruptcy.

                                       2